UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2026

ADITXT, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-39336	82-3204328
(Commission File Number)	(I.R.S. Employer Identification No.)

2569 Wyandotte Street, Suite 101

Mountain View, California 94043

(Address of principal executive offices, including zip code)

(650) 870-1200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ADTX	The OTC Markets Group

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

On August 12, 2026, Aditxt, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) by and among the Company, MDNA Holdings Inc., a Florida corporation (“Buyer”), and the Company’s majority owned subsidiary, Pearsanta, Inc. (“Pearsanta”), pursuant to which Buyer acquired substantially all of the outstanding shares of Pearsanta (the “Shares”) at a closing that occurred on August 12, 2026 (the “Closing”). The consideration under the Purchase Agreement consisted of Buyer’s acquisition of the Shares and assumption of the liabilities of Pearsanta reflected, reserved against or specifically disclosed in the closing statement delivered pursuant to the Purchase Agreement, excluding all intercompany balances, accounts, indebtedness, advances and other obligations between Company and Pearsanta, whether recorded on the books of Company or Pearsanta, and any liabilities expressly retained by Company pursuant to the Purchase Agreement. In addition, Pearsanta agreed to make certain royalty and milestone payments to Company as described below.

Beginning upon the first commercial sale of any product or service of Pearsanta following the Closing (the “Royalty Commencement Date”) and ending on the earlier of (i) the tenth anniversary of the Royalty Commencement Date and (ii) the date on which Company has received aggregate royalties totaling Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Royalty Period”), Pearsanta will pay to the Company a royalty equal to 2.5% of Net Revenue (as defined in the Purchase Agreement) during the Royalty Period (the “Royalty Payments”).

Pearsanta will also pay to the Company Two Hundred Fifty Thousand Dollars ($250,000) within ten business days following the completion of a financing transaction resulting in aggregate proceeds to Pearsanta of $10,000,000 or more. In addition, Pearsanta will pay to the Company Two Hundred Fifty Thousand Dollars ($250,000) within ten business days following the consummation of an initial public offering, reverse merger, merger, acquisition, change of control transaction or sale of substantially all of the assets of Pearsanta (together with the foregoing financing milestone payment, the “Milestone Payments”).

The Purchase Agreement contains customary representations and warranties, covenants and indemnification provisions that the parties made to, and solely for the benefit of, each other in the context of all of the terms and conditions of such agreements and in the context of the specific relationship between the parties thereto. The provisions of the Purchase Agreement, including any representations and warranties contained therein, are not for the benefit of any party other than the parties thereto and are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties thereto. Rather, investors and the public should look to other disclosures contained in our annual, quarterly and current reports we file with the SEC.

This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company, nor shall there be any sale of securities of the Company in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Forward-Looking Statements

Certain statements and assumptions in this Current Report contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this Current Report include, among others, statements about the Company’s strategy and future plans. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the Company’s control. These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation, the proceeds received under the Purchase Agreement, if any. Other risk factors are more fully discussed in the Company’s filings with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADITXT, INC.

Date: August 19, 2026

By:	/s/ Jeffrey M. Busch
Name:	Jeffrey M. Busch
Title:	Interim Chief Executive Officer

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